EXHIBIT 16

February 22, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington DC 20549

Dear Sirs/Madams:

We have read article 4(a) of National Healthcare Technology, Inc's. (the Company) form 8K/A dated February 12, 2002. We resigned as independent auditors for the Company as we believe we are no longer independent due to the amount of accounting fees due to our firm by the Company.

We are in agreement with the statements contained therein regarding our resignation as auditors.


/s/ Moffitt & Company, P.C.
Moffitt & Company, P.C.